Flushing Financial Corporation Announces the Repurchase of the
Outstanding Warrant Issued to the Treasury Under TARP

LAKE SUCCESS, N.Y., December 30, 2009 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Savings Bank, FSB (the "Bank"), announced today that it repurchased the warrant to purchase 375,806 shares of its common stock issued to the U.S. Treasury under the Capital Purchase Program of the Troubled Asset Relief Program ("TARP").

The original warrant granted to the Treasury under the same program was reduced by one-half from 751,611 shares to 375,806 shares as a result of the completion of the Company's successful public stock offering on September 22, 2009.  The Company repurchased the warrant for $900,000.

John R. Buran, the Company’s President and Chief Executive Officer, stated: "We are happy to have completed the final phase of our TARP-relationship with the U.S. Treasury following a recommendation by our regulator, the Office of Thrift Supervision.  We have been negotiating with the U.S. Treasury over the past month for the repurchase of the warrant and are pleased with the outcome.”

"Throughout this recession we have continued to be a well-capitalized financial company with strong earnings. We have been actively lending and growing our deposit base in our New York Metropolitan market. We look forward to the future growth of our franchise."

About Flushing Financial Corporation

Flushing Financial Corporation is the parent holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers and businesses by offering a full complement of deposit, loan, and cash management services through its fifteen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com(R), which enables the Bank to expand outside of its current geographic footprint. In 2007, the Bank established Flushing Commercial Bank, a wholly-owned subsidiary, to provide banking services to public entities including counties, cities, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's website at http://www.flushingbank.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

CONTACT:
Flushing Financial Corporation
David W. Fry
Executive Vice President and Chief Financial Officer
718-961-5400